Spencer Clarke

Investment Banking
MEMBER FINRA • SIPC
1111 Lincoln Road Suite 500
Miami Beach, Fl 33139
(P) 305-600-4369 • (F) 212-446-6191
www.spencerclarke.com

April 20 2021

STRIKEFORCE TECHNOLOGIES, INC
Attn:Mark L. Kay -Chief Executive Officer
1090 King Georges Post Road, Suite 603
Edison, NJ 08837

RE: Addendum to July 7 2020 Letter Of Engagement and the November 11, 2020 between Spencer Clarke LLC and_STRIKEFORCE TECHNOLOGIES, INC

Upon acceptance, (indicated by your signature below), this Addendum agreement (the "**Addendum**") will confirm the highlighted updates,changes and modifications of the July 7 2020 Letter of Engagement between the Placement Agent and the Company.

In referernce to the anticipated STRIKEFORCE TECHNOLOGIES, INC FORM 1-A, TIER II for $7,500,000:

> **The** Regulation A offering, will have no Offsets. No proceeds from the Reg A offering will used to satisfy any outstanding obligations, nor are monthly advisory fees,warrants or retainer stock to be paid to Spencer Clarke LLC. The maximum and only fees that Spencer Clarke LLC can earn from this Reg A offering is a 5% cash fee. A maximum fee of **$375,000**, equaling 5% of the revenues of said offering if it is fully subscribed at $7,500,000).

If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned. This Agreement may be executed in counterparts, electronic mail and by facsimile transmission.

Agreed to and Accepted this 20th day of April , 2021 :

For: STRIKEFORCE TECHNOLOGIES, INC

By: ______________________
Name: Mark L. Kay
Title: Chief Executive Officer

For: SPENCER CLARKE LLC

Reid Drescher

____
Name: Reid Drescher
Title: President & CEO

www.SpencerClarke.com 555 Madison Avenue 5th Floor New York, NY 10022 Tel 212.446.6100 Fax 212.446.6191